UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ADVANCED CELL TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not applicable

(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):       Not applicable

(4)	Proposed maximum aggregate value of transaction: [_______]

(5)	Total fee paid: [______]

☐	Fee paid previously with preliminary materials: ______________________________________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: _______________________________________________

(3)	Filing Party: ________________________________________________________________________

(4)	Date Filed: ________________________________________________________________________

ADVANCED CELL TECHNOLOGY, INC.

NOTICE OF SPECIAL MEETING

AND

PROXY STATEMENT

January 24, 2012
at 9:00 a.m. local time

Hyatt Regency Suites, Palm Springs
285 N. Palm Canyon Dr.
Palm Springs, CA 92262

IMPORTANT

The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Special Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States. If you received a Proxy card with a website address and voting codes, we urge you to vote on the Internet or telephonically by following the instructions on the Proxy card, to ensure that your vote is recorded without mail delays. If you vote by telephone or the Internet you do not need to return the Proxy card

Advanced Cell Technology, Inc.
33 Locke Drive
Marlborough, Massachusetts 01752

December ___, 2011

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Advanced Cell Technology, Inc., which will be held at the Hyatt Regency Suites, Palm Springs, 285 N. Palm Canyon Dr., Palm Springs, CA 92262 on Monday, January 24, 2012, at 9:00 a.m. local time. Details of the business to be conducted at the Special Meeting are provided in the attached Notice of Special Meeting and Proxy Statement.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, we urge you to vote your shares as soon as possible. Instructions in the Proxy card will tell you how to vote over the Internet, by telephone, or by returning your Proxy card by mail. The Proxy Statement explains more about proxy voting.  Please read it carefully.

As noted in the Proxy Statement, our Board of Directors has recommended an increase in the number of authorized shares of common stock of the Company. Without an increase in the authorized shares of common stock, the Company will not be able to raise additional financing to fund operations, nor settle ongoing litigation as described in the Proxy Statement.  We request your continued support of the Company and urge you to vote in favor of the increase in authorized shares of common stock.

We look forward to meeting those of you who will be able to attend the Special Meeting, and appreciate your continued support of our Company.

Sincerely,

By Order of the Board of Directors,

Gary H. Rabin
Chief Executive Officer and Chairman of the Board

ADVANCED CELL TECHNOLOGY, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 24, 2012

To our Stockholders:

A Special Meeting of the Stockholders (the “Special Meeting”) of Advanced Cell Technology, Inc. (“Advanced Cell” or the “Company”), will be held at the Hyatt Regency Suites, Palm Springs, 285 N. Palm Canyon Dr., Palm Springs, CA 92262, on January 24, 2012, at 9:00 am local time, to consider the following proposals:

1.	To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock by 1,000,000,000 shares to a total of 2,750,000,000 shares.

2.	To adjourn the special meeting, if necessary, to establish a quorum or to solicit additional proxies if there are insufficient votes cast in favor of the proposal.

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO THE COMPANY AND ITS STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTES AT THE SPECIAL  MEETING IN PERSON OR BY PROXY.

These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote “FOR” Proposal 1. If you were a stockholder of record of Advanced Cell common stock on December 8, 2011, the record date for the Special Meeting, you are entitled to vote at the meeting and any postponements or adjournments of the meeting. Stockholders are cordially invited to attend the Special Meeting. However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed Proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented. Alternatively, you may wish to provide your response by telephone or electronically through the Internet by following the instructions set out on the enclosed Proxy card. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Photo identification is required (a valid driver’s license or passport is preferred). Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), to be admitted to the meeting, you will need to bring a copy of your proxy card as it was delivered to you by your brokerage firm, or bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. We thank you for your cooperation in returning your Proxy as promptly as possible.

By Order of the Board of Directors,

Gary H. Rabin
Chief Executive Officer and Chairman of the Board

Advanced Cell Technology, Inc.
32 Locke Drive
Marlborough, Massachusetts 01752
(508) 756-1212

 PROXY STATEMENT

 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Cell Technology, Inc. (“Advanced Cell” or the “Company”) to be voted at the Special Meeting of Stockholders which will be held at the Hyatt Regency Suites, Palm Springs, 285 N. Palm Canyon Dr., Palm Springs, CA 92262 on Monday, January 24, 2012, at 9:00 a.m. local, and at any postponements or adjournments thereof.

This Proxy Statement and related materials are first being made available to stockholders on or about December ___, 2011.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will vote on an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 1,750,000,000 to 2,750,000,000. Our stockholders will also vote on any other business to properly come before the meeting.

 Who is entitled to vote at the Special Meeting?

Stockholders of record at the close of business on  December 8, 2011, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. As of the record date, the Company had outstanding and entitled to vote 1,705,673,605 shares of common stock.  The common stock is the only classes of stock of Advanced Cell that is outstanding and entitled to vote at the Special Meeting. If you were a stockholder of record of common stock on that record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of Advanced Cell common stock will be entitled to one vote on each matter. Stockholders who own shares registered in different names or at different addresses may receive more than one Proxy card. You must sign and return each of the Proxy cards received to ensure that all of the shares owned by you are represented at the Special Meeting.

As of the record date, there were 113 shares of Series A-1 redeemable preferred stock issued and outstanding, 1,000 shares of Series B preferred stock issued and outstanding and 950 shares of Series C preferred stock issued and outstanding.  Our preferred stockholders generally do not have a right to vote and the amendment to our certificate of incorporation is to increase the number of authorized shares of common stock, the number of authorized preferred stock will not be amended.  As such, the preferred stockholders do not have a right to vote at the Special Meeting.

 Who can attend the Special Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. The Special Meeting of Stockholders will begin at 9:00 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

 Why is the Company soliciting proxies?

Because many of our stockholders are unable to personally attend the Special Meeting, the Board of Directors of Advanced Cell (the “Board” or the “Board of Directors”) solicits the enclosed Proxy so that each stockholder is given an opportunity to vote. This Proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the Proxy is returned properly executed, the stockholder's shares will be voted according to the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy card.

 What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the number of shares of common stock issued and outstanding on the record date will constitute a quorum permitting the meeting to conduct its business. As noted above, as of the record date, there are 1,705,673,605 shares of Advanced Cell common stock issued and outstanding. Thus, the presence of the holders of common stock representing at least 852,836,803 votes will be required to establish a quorum.

 How do I vote?

For your convenience, Advanced Cell is offering you four methods of voting.

•	You may indicate your vote on the enclosed Proxy card, sign and date the card, and return the card in the enclosed prepaid envelope.

•	You may vote by telephone by calling the toll free number that appears on the enclosed Proxy card and following the instructions given.

•	You may vote via the Internet by following the instructions provided on the enclosed Proxy card.

•	You may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed Proxy received before the meeting and not revoked will be voted at the meeting as you instruct in a Proxy delivered before the meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed Proxy will be voted as the Board of Directors recommends on each of the enumerated proposals and with regard to any other matters that may be properly presented at the meeting and all matters incident to the conduct of the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed Proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a Proxy form from the institution that holds their shares. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your Proxy card. If your shares are held in “street name,” please check your Proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. Please follow the voting instructions on the enclosed Proxy card.

In order to vote your shares either by Internet or telephone, please follow the instructions on your Proxy card.

 Can I change my vote after I return my Proxy card?

A Proxy may be revoked by giving the Chairman of the Board of Directors of Advanced Cell written notice of revocation at any time before the voting of the shares represented by the Proxy. A stockholder who attends the meeting may revoke a Proxy at the meeting. Attendance at the meeting will not, by itself, revoke a Proxy.

How does the Board recommend I vote on the proposal?

Unless you give other instructions on your Proxy card, the persons named as proxy holders on the Proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation a vote “FOR” the amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 1,750,000,000 to 2,750,000,000.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What is required to approve the  proposals?

Approval of the proposal requires the affirmative vote of the holders of a majority of our outstanding shares of common stock.  As a result, abstentions and broker non-votes will have the same effect as negative votes.

What happens if I abstain from voting or my broker submits a non-vote?

While the inspectors of election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, abstentions or "broker non-votes" will have the effect of a negative vote for Proposal 1, which requires the approval of a majority of all of the issued and outstanding shares.

Who will bear the costs of this solicitation?

Proxies being solicited hereby are being solicited by the Company. The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K within four business days from the date of the Special Meeting.

Dissenters’ Right of Appraisal

Holders of shares of our common stock do not have appraisal rights under Delaware law or under the governing documents of the Company in connection with this solicitation.

How are Proxy materials delivered to households?

Only one copy of this Proxy Statement will be delivered to an address where two or more stockholders reside with the same last name or whom otherwise reasonably appear to be members of the same family based on the stockholders’ prior express or implied consent.

We will deliver promptly upon written or oral request a separate copy of this Proxy Statement upon such request.  If you share an address with at least one other stockholder, currently receive one copy of this Proxy Statement at your residence, and would like to receive a separate copy of the Proxy Statement for future stockholder meetings of the Company, please specify such request in writing and send such written request to Advanced Cell Technology, Inc., 33 Locke Drive, Marlborough, MA 01752; Attention: Corporate Secretary.

If you share an address with at least one other stockholder and currently receive multiple copies of our Proxy Statements, and you would like to receive a single copy of our Annual Reports and Proxy Statements, please specify such request in writing and send such written request to Advanced Cell Technology, Inc., 33 Locke Drive, Marlborough, MA 01752; Attention: Corporate Secretary.

Interest of Officers and Directors in Matters to Be Acted Upon

Other than as disclosed in Proposal 1, none of our officers and directors have any interest in the matters to be voted upon at the Special Meeting.

PROPOSAL 1

AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK

On December 6, 2011, our Board approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 1,750,000,000 to 2,750,000,000 shares, subject to stockholder approval at the Special Meeting.  The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock.  Adoption of the amendment would not affect the rights of the holders of currently outstanding common stock, except to the extent additional shares are actually issued, which may have certain effects, including dilution of the earnings per share and voting rights of current holders of common stock.  If the amendment is adopted, it will become effective upon filing of the certificate of amendment with the Office of the Secretary of State of the State of Delaware.  If the amendment is adopted, the certificate of amendment giving effect to the amendment will be filed as soon as practicable.

On November 30, 2011, 1,705,673,605 shares of common stock were outstanding and 124,827,644 were reserved for options, warrants, employee equity plans and other purposes.  Upon the approval of this Proposal 1, there would be approximately 919,498,751 authorized and unreserved shares available for issuance

The certificate of incorporation, as amended from time to time, currently also authorizes the issuance of fifty million shares of preferred stock, and as of November 30, 2011 there were 113 shares of Series A-1 redeemable preferred stock issued and outstanding, 1,000 shares of Series B preferred stock issued and outstanding and 950 shares of Series C preferred stock issued and outstanding.  The proposed amendment to the certificate of incorporation, as amended, would not change the authorized number of shares of preferred stock.

Text of the Amendment

We propose to amend the Section 1 of Article V of the certificate of incorporation so that it would read in its entirety as follows:

 “Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be Two Billion Eight Hundred Thousand (2,800,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated “Common Stock” and “Preferred Stock.”  The Corporation shall be authorized to issue Two Billion Seven Hundred Fifty Thousand (2,750,000,000) shares of Common Stock, each share to have a par value of $.001 per share, and Fifty Million (50,000,000) shares of Preferred Stock, each share to have a par value of $.001 per share.”

The only changes that would be made to Section 1 of Article V, as currently in effect, would be to increase the total number of shares of Common Stock that we may issue from 1,750,000,000  to 2,750,000,000 and to reflect a corresponding increase in the aggregate number of shares of capital stock of all classes that may be issued from 1,800,000,000 to 2,800,000,000.

Purpose of the Amendment

On August 9, 2011, the Company entered into a settlement agreement and mutual release with Midsummer Investment, Ltd. and Midsummer Small Cap Master Ltd. (collectively, “Midsummer”), pursuant to which the Company immediately issued 36,000,000 shares of common stock, with an additional 30,585,774 shares of our common stock to be issued upon approval of an increase in the authorized shares of our common stock. The Company also agreed to issue an additional 3,058,577 shares of our common stock for each calendar month after the date of the settlement agreement for which the Company does not issue the additional 30,585,774 shares. If the amendment to the certificate of incorporation is approved, the Company will issue the additional shares to Midsummer.

On October 14, 2011, the United States District Court for the Southern District of New York entered an order granting plaintiff Alpha Capital Anstalt’s (“Alpha Capital”) motion for a preliminary injunction and preliminary declaratory relief in the lawsuit entitled Alpha Capital Anstalt v. Advanced Cell Technology, Inc., Case No. 11 CIV 6458 (S.D.N.Y. filed Sept. 16, 2011).  The action filed by Alpha Capital alleges that it is or was a holder of various convertible notes and warrants issued by the Company, and that by reason of certain transactions between the Company and JMJ Financial, Inc. during 2010, the exercise and conversion prices in plaintiff’s convertible notes and warrants should have been reset.  In its motion, Alpha Capital sought an order directing the Company to deliver to it at least 39,514,859 shares of its common stock in accordance with the terms of its warrants and convertible promissory notes.  The court’s October 14, 2011 order directed the Company to hold in escrow 39,514,859 shares of its common stock pending the entry of a preliminary injunction, and directed Alpha Capital to submit a proposed form of order to the court by October 27, 2011.  Since the entry of the court order relating to Alpha Capital, the Company has become aware of two additional lawsuits by different holders asserting substantially similar claims and allegations.

As of November 16, 2011, the Company has issued, under court order, a total of 57,514,859 shares of its common stock pursuant to the pending lawsuits currently filed against the Company.

Although not currently named as plaintiffs against the Company, in the event all other holders of convertible notes and warrants issued by the Company similarly situated to Alpha Capital were to file substantially similar actions based upon substantially similar claims and allegations, the Company estimates that the number of shares of common stock such holders of convertible notes could demand would be approximately 8 million, and the number of additional warrants convertible into shares of common stock such holders of warrants could demand would be approximately 380 million.

In order to quickly and efficiently resolve any future issues with the other holders of convertible notes and warrants, and in an effort to minimize the Company’s resources devoted to litigate any future matters, the Company has approved a form settlement agreement which has been delivered to all holders of convertible notes and warrants, other than those involved in the pending litigation.  As of December 9, 2011, approximately ninety percent (90%) of the holders of convertible notes and warrants, other than those involved in the pending litigation, have entered into settlement agreements with the Company, and pursuant to such agreements, the Company has agreed to issue approximately 240.5 million shares of common stock, subject to the approval of the amendment to the certificate of incorporation.

The Company currently has 44,326,395 shares of common stock available for issuance, which amount is not sufficient to comply with the various court orders that have been issued against the Company and the terms of the settlement agreements, including the settlement agreement with Midsummer.  The Company is therefore requesting its stockholders approve this proposal to amend its certificate of incorporation to increase the authorized shares of common stock.

The approval of the amendment to the certificate of incorporation to increase the authorized shares of common stock is important for the on-going business of the Company.  Without additional authorized shares of common stock, (i) the Company may not be able to raise additional financing which is needed to fund our on-going clinical and research programs, (ii) the Company may not be able to settle the current ongoing litigation or comply with any future court ordered judgments that may require the Company to deliver additional shares, (iii) the Company may not be able to attract and retain key employees, officers and directors, and (iv) the Company may in the future be required to file for bankruptcy protection.  Additionally, the proposed increase could save the Company the expense and delay of having to hold a special stockholders’ meeting when a specific need arises with respect to the issuance of additional shares of our common stock.  The increase in the authorized shares of our common stock that are not subject to issuance pursuant to the settlement agreements with the various holders of convertible notes and warrants, including Midsummer, or any current, or future, court ordered judgments, may be available for our Board to issue in future financings, to provide equity incentive to employees, officers and directors and for other general corporate purposes.  At this time, however, the Company does not have any current plans, agreements or understandings to issue shares of our common stock with respect to the increase in the authorized shares of our common stock other than to satisfy the Company’s obligations with respect to the settlement agreements and any current or future court ordered judgments in connection with the current ongoing litigation.

The Board of Directors strongly urges the stockholders to vote in favor of the amendment to the certificate of incorporation to increase the authorized shares of common stock.

Rights of Additional Authorized Shares

Any authorized shares of common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to the common stock, nor do they have cumulative voting rights. Accordingly, should the Board issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding common stock could be reduced.

Potential Adverse Effects of Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.

Effectiveness of Amendment

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the amendment to the certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

Interests of Certain Officers and Directors

Gary H. Rabin, our Chief Executive Officer, is a member of PDPI, LLC, one of the warrant holders who has entered into the global settlement agreement with the Company and will be entitled to additional shares of common stock if the amendment to our certificate of incorporation is approved by our stockholders.

Alan C. Shapiro, a member of our Board of Directors, is the trustee of The Shapiro Family Trust, one of the warrant holders who has entered into the global settlement agreement with the Company and will be entitled to additional share of common stock if the amendment to our certificate of incorporation is approved by our stockholders.

Other than as described above, the Company is not aware of any officer or director who has an interest in the matters to be voted upon at the Special Meeting

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

INFORMATION ABOUT STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 30, 2011. On such date, 1,705,673,605 shares of common stock were outstanding.

Beneficial ownership is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 30, 2011.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares

Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except, where applicable, to the extent authority is shared by spouses under applicable state community property laws.

The following table sets forth information regarding beneficial ownership of our capital stock as of November 30, 2011 by:

•	5% or greater stockholders;
•	Each of our directors and named executive officers; and
•	All of our directors and executive officers, as a group.

Name and Address (1) of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned
5% or Greater Stockholders
None

Directors and Named Executive Officers
William M. Caldwell, IV**	95,415,141	(1)	5.58%
Robert P. Lanza, M.D.	51,199,082	(2)	2.97%	%
Alan C. Shapiro	20,150,927	(3)	1.18%	%
Erkki Ruoslahti	2,500,000	(4)	*
Gary Rabin	23,087,430	(5)	1.35%
Directors and Executive Officers as a Group (5 Persons)	192,352,580		11.08%	%

* Less than 1%

** Mr. Caldwell passed away on December 13, 2010.

(1)	Includes 5,108,546 shares subject to stock options that are currently exercisable or exercisable within 60 days of November 30, 2011.

(2)	Includes 17,583,207 shares subject to stock options that are currently exercisable or exercisable within 60 days of November 30, 2011.

(3)
Includes (i) 17,032,587 shares subject to convertible debentures, board fees, common stock grant held by The Shapiro Family Trust and of which Dr. Shapiro may be deemed the beneficial owner, (ii) 3,018,340 shares subject to warrants in connection with the 2005-2008 convertible debentures, and (iii) 100,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of November 30, 2011.

(4)
Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of November 30, 2011. Effective August 1, 2011, Erkki Ruoslahti resigned from the Board of Directors of the Company.

(5)
Includes indirect ownership of (i) 1,239,501 shares issued to PDPI, LLC on December 22, 2010, upon exercise of certain warrants, which such number of shares represents Mr. Rabin’s proportional interest in the total number of shares held by PDPI, LLC, based on his 33.33% equity interest in the entity.  Mr. Rabin disclaims beneficial ownership in the shares held by PDPI, LLC, and (ii) 7,000,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of November 30, 2011.

There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

OTHER MATTERS

The Board knows of no other business which will be presented at the Special Meeting. If any other matters properly come before the meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their judgment on such matters.

Whether you intend to be present at the Special Meeting of Stockholders or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors,

Gary H. Rabin
Chief Executive Officer and
Chairman of the Board

December ___, 2011